Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154819 and 333-129464) of CHS Inc. and subsidiaries of our reports dated November 4, 2008 relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 19, 2008